CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-49981 on Form S-8 of our report dated June 25, 2010, relating to the financial statements of Cincinnati Financial Corporation Tax-Qualified Savings Plan, appearing in this Annual Report on Form 11-K of Cincinnati Financial Corporation Tax-Qualified Savings Plan for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Cincinnati, OH
June 25, 2010